                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549


                                   FORM 8-K

                                CURRENT REPORT
                        PURSUANT TO SECTION 13 OR 15(d)
                    OF THE SECURITIES EXCHANGE ACT OF 1934


                         Date of Report: July 9, 1998



                      UNITED INTERNATIONAL HOLDINGS, INC.
              (Exact Name of Registrant as Specified in Charter)


             DELAWARE              0-21974               84-1116217
          (State or other        (Commission           (IRS Employer
          jurisdiction of        File Number)         Identification #)
          incorporation)


            4643 SOUTH ULSTER STREET, SUITE 1300, DENVER, CO 80237
                    (Address of Principal Executive Office)


                                (303) 770-4001
             (Registrant's telephone number, including area code)
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ITEM 5.   OTHER EVENTS.
----------------------

     On July 9, 1998, UIH Asia/Pacific Communications, Inc. ("UAP"), a 98% owned subsidiary of Registrant, executed a purchase agreement to acquire the Australian programming assets held by Century Communications Corp. ("Century"), consisting of Century's 25% interest in XYZ Entertainment Pty Ltd. ("XYZ"), a programming company that owns and/or distributes five channels to the Australian multi-channel marketplace. Following the acquisition, which is subject to governmental approval, UAP will own 50% of XYZ. The purchase price will be $1.2 million in cash and $23.4 million of Registrant's newly created Series B Convertible Preferred Stock ("Series B Preferred Stock").

     The Series B Preferred Stock is convertible into shares of Registrant's Class A Common Stock at a conversion price of $21.25 per share. The Series B Preferred Stock accrues dividends at a rate of 6.5%, which are payable at the redemption date in 2008. The other terms of the Series B Preferred Stock are essentially identical to the Registrant's Series A Convertible Preferred Stock.

     On July 9, 1998, in a separate transaction, UAP's Australian operating company, AUSTAR, acquired certain Australian pay television assets of East Coast Television Pty Limited ("ECT"), an affiliate of Century, for approximately $6.1 million of Series B Preferred Stock. ECT's subscription television business includes approximately 10,000 subscribers and certain MMDS licenses and transmission equipment serving the areas in and around Newcastle, Gosssford, Wollongong and Tasmania. AUSTAR believes there are approximately 500,000 homes in these areas.

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS.
-------------------------------------------

(C)  EXHIBITS

3.1 Certificate of Designation for Registrant's Convertible Preferred Stock, Series B.

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                                  SIGNATURES
                                  ----------


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf of the undersigned thereunto duly authorized.


                               UNITED INTERNATIONAL HOLDINGS, INC.


DATE:  July 10, 1998                By:  /s/   J. Timothy Bryan
                                        -------------------------------
                                        J. Timothy Bryan
                                        Chief Financial Officer

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